UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

ZAYO GROUP, LLC
 (Exact name of registrant as specified in its charter)

Delaware	333-169979	26-201259
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Centennial Parkway, Suite 200, Louisville, CO	80027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 381-4683

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On October 7, 2011, Zayo Group, LLC (“Zayo,” the ”Company” or “we”) issued a filing on Form 8-K announcing its entrance into a Stock Purchase Agreement (the “Agreement”) to acquire 100 percent of the outstanding capital stock of 360networks Holdings (USA) Inc. (“360networks”). In conjunction with the Agreement, the Company anticipates raising an incremental $295 million of senior secured debt to partially fund the $345 million acquisition. The remainder of the purchase price and transaction expenses will be initially funded with a short term $60 million unsecured bridge loan from Royal Bank of Canada, Barclays Capital, Inc. and SunTrust Bank, Inc. The Company anticipates repaying the short term unsecured bridge loan with available liquidity, including cash on hand and a partial draw on the Company’s $100 million revolving credit facility which the Company anticipates will be amended as part of this transaction.

Subsequent to the incremental debt described above, the Company anticipates pro-forma leverage for the combined company, which is defined under the Company’s existing credit agreement as total indebtedness divided by last quarter annualized adjusted EBITDA, to be approximately 3.8x. The annualized adjusted EBTIDA (unaudited) for the quarter ended June 30,2011 was $148.8 million and $26.2 million for Zayo and 360networks (excluding adjusted EBITDA attributed to 360networks VoIP business), respectively. In addition the Company expects to realize approximately $15.8 million of cost savings from the integration of the businesses.

The calculation of pro-forma leverage is as follows:

Combined Indebtedness as of June 30, 2011	Zayo Group	360networks	Combined
		(unaudited)
		(in millions)
Senior secured notes	350.0	—	350.0
Capital lease obligations	11.2	0.1	11.3
Other debts	4.4	—	4.4

Total indebtedness as of June 30, 2011	365.6	0.1	365.7

Additional debt associated with acquisition	355.0	—	355.0

Total combined indebtedness			720.7

Estimated Annualized EBITDA			$190.8

Estimated leverage ratio			3.8

We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude transaction costs, stock-based compensation, and certain non-cash items. We use EBITDA and Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting of future periods. We believe Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. We further believe that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

We also monitor EBITDA as we have debt covenants that restrict our borrowing capacity that are based on a leverage ratio which utilizes EBITDA. We must not exceed a consolidated leverage ratio (funded debt to annualized EBITDA), as determined under the credit agreement, of 4.25x the last quarter’s annualized EBITDA.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion. A reconciliation from earnings from continuing operations to Adjusted EBITDA for Zayo and 360networks is as follows:

	Zayo Group	360networks (1)	Combined
		(unaudited)
		(in millions)
Earnings from continuing operations during three months ended June 30, 2011	$11.0	$3.8	$14.8

EBITDA (add backs)
Interest expense	9.1	—	9.1
Provision for income taxes	5.1	—	5.1
Depreciation and amortization	16.5	2.7	19.2

EBITDA	41.7	6.5	48.2

Adjusted EBITDA (add backs)
Stock-based compensation	(4.5)	—	(4.5)
Transaction costs	—	—	—

Adjusted EBITDA	$37.2	$6.5	$43.7

Annualized EBITDA (quarter ended June 30, 2011 EBITDA x 4)	$148.8	26.2	$175.0

Expected synergies from combined businesses	15.8	—	15.8

Estimated combined EBITDA			$190.8

(1)
Zayo has previously spun-off its voice operations to its parent company Zayo Group Holdings, Inc. in order to maintain focus on its Bandwidth Infrastructure business. Upon closing the acquisition, Zayo intends to spin-off 360networks VoIP operations to Zayo Group Holdings, Inc. As such, the earnings and Adjusted EBITDA add backs, above, for 360networks excludes the operating results of 360networks VoIP business. The operating results for 360networks, as reflected above, have been derived from the historical records of 360networks and do not include anticipated purchase price adjustments. These figures have not been audited and are subject to change.

The information contained under Item 7.01 of this filing on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAYO GROUP, LLC
By:	/s/ Ken desGarennes

Ken desGarennes
Chief Financial Officer

DATED: October 27, 2011